
Cardinal Ethanol News
Fueling energy independence.

December 2016

Fiscal Year Ended September 30, 2016 Financial Results

Below are the condensed income statements and balance sheets from our annual report filed on Form 10-K for the year ended September 30, 2016. Some of the highlights from the year include:

- Net income was approximately $13.5 million or about $926 per unit.
- Distributions paid in FY 2016 totaled $1,630 per unit.
- We sold over 120.5 million gallons of ethanol. This is up over 5% from FY 2015.
- The average price per gallon of ethanol was down nearly 9% compared to FY 2015.
- DDGs prices were down nearly 19% compared to the same period in 2015 and corn oil prices were down nearly 4%.
- We utilized 2% more corn in FY 2016 and corn prices decreased about 9% this year compared to the same period in 2015.
- Natural gas prices were down over 28% this fiscal year compared to last.
- Even though corn prices were down, ethanol, DDGs and corn oil prices were also down, squeezing margins and thus resulting in a lower net income for FY 2016 compared to FY 2015.
- We borrowed an additional $10.2 million on the Revolving Note throughout the year, bringing the total borrowed to approximately $15 million. These borrowings were for funding the capital expansion projects.
- Many of our capital expansion projects were completed during the year with the intention of increasing annual production capacity to approximately 135 million gallons.
- Additional capital projects were approved for fiscal year 2017 to add a fermenter, add an additional cooling tower cell and a beer-degasser.

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on “Investors” then “Financials & SEC Filing Information”. Please call our office if you need any assistance in obtaining or understanding the reports.

Fiscal Year 2016 Financial Results

Statements of Operations (Twelve Months Ended)		
	9/30/2016	*9/30/2015*
Revenues	$ 222,895,449	$ 240,695,293
Cost of Goods Sold	204,014,877	197,305,291
Gross Profit	18,880,572	43,390,002
Operating Expenses	5,233,634	4,714,891
Operating Income	13,646,938	38,675,111
Other Income (Expense)	(125,143)	46,706
Net Income	$ 13,521,795	$ 38,721,817
Net Income Per Unit	$ 926	$ 2,651
Balance Sheets		
	9/30/2016	*9/30/2015*
Assets	$ 153,929,172	$ 157,468,720
Current Liabilities	$ 11,676,852	$ 11,997,241
Long Term Debt	$ 11,932,063	$ 4,865,236
Member's Equity	$ 130,320,257	$ 140,606,243
Total Liabilities & Member's Equity	$ 153,929,172	$ 157,468,720
Book Value Per Share	$ 8,922	$ 9,627

*This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K, which is available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Distributions

At the November 15th meeting, the board approved a distribution in the amount of $600 per unit for holders of record at the close of business on that date. This distribution was paid December 7th. Remember to keep us updated with your current contact information so that we are able to get your money to you. Also, please be mindful of checking the website and/or SEC website to find out if distributions have been declared before calling our office. The amount of calls asking when a distribution is coming can be overwhelming. We appreciate your patience!

Estimated Taxable Income Per Unit for Calendar Year 2016

As we've mentioned throughout the year in the Member Distribution letters, Cardinal Ethanol is a limited liability company that, for income tax purposes, passes its taxable income to its members. This means that each unit holder must report their prorated share of Cardinal's taxable income on their own tax return.

As an aid to you for your 2016 tax planning, we are providing an ESTIMATE of company taxable income for the calendar year ending December 31, 2016. This ESTIMATE is not a guarantee of future results; it is only our best prediction and involves numerous assumptions, risks and uncertainties. Our actual results may differ.

Our tax year is a calendar year, unlike our fiscal (financial) year. Thus we have only eleven months of actual financial results to make our estimate. Based on our preliminary financial results though, we anticipate you may have approximately $1,000 to $1,200 per membership unit of taxable income reported to you on your 2016 K-1 form for those of you that have held your units for the entire year. To determine the amount of the taxable income from Cardinal Ethanol, you will multiply the number of membership units you own times the above estimate.

For example, 4 units x $1,000 per membership unit = $4,000 taxable income from Cardinal Ethanol.

If you owned your membership units or a portion of them for less than the entire calendar year, your share of company taxable income for those units will be pro-rated to you based on the number of days that you owned the units in 2016.

The tax law affecting limited liability companies can be complex. Also, each of you will have a different tax situation and the amount you may owe will depend on that situation. Thus, it is extremely important, and we recommend, that you engage a highly qualified tax professional with experience in the complexities of pass-through entities to assist you with your taxes.

This ESTIMATE of taxable income allocation does NOT represent the amount of the cash distribution you can expect.

Capital Projects Completed in FY 2016 and Started in FY 2017

You may have noticed our changed landscape if you've been to the plant recently! In addition to the 2 new grain bins added last winter, we've installed a grain dryer, transfer legs and conveyor and additional dumping pit across the north driveway. We've also been working on adding a permanent driveway north of the newest grain equipment to help with the flow of traffic.

Hammermill and boiler capacity projects have been completed, along with several pump and line upgrades. All of these things are to improve efficiencies and decrease bottlenecks, while helping maintain Cardinal Ethanol as a leader in the industry.



We plan to maintain our quest towards higher production rates in FY 2017 by continuing to invest in the plant. The Board has approved projects to add another fermenter, add an additional cooling tower cell and a beer-degasser to the process. These projects are expected to assist in increasing production rates and are expected to be complete by the end of FY 2017. The projects are expected to cost approximately $4,356,000.

Additionally, the Board has approved a project to add grain loading facilities, additional rail track and more grain storage to the north end of the plant. This project has an estimated cost of approximately $9 million. These additions are intended to provide the flexibility to receive and ship additional grain commodities if desired. We are currently in negotiations with our primary lender regarding financing for the project.

As you can tell, it's been a busy year here at Cardinal Ethanol and will continue to be for some time into the future. We are excited about our continued growth and our progress in the last 10 years as a Company. It has certainly been an adventure from the start and we are proud of how far we've come and the success we've been able to accomplish.

Going into the end of calendar year 2016, we at Cardinal Ethanol wish you and your family much success in the new year! Please stop by and see us if you're in the area. Be well!

Cardinal's Biggest Assets



This quarter's employee spotlight is on the procurement team. These guys and gals have many years of experience among them. They work hard to purchase our necessary commodities (corn, natural gas and denaturant) at the lowest prices, as well as sell our finished goods (ethanol, DDGs and corn oil) at the highest prices. Front Row: Stephen Brouillette, Deryl Wilson, Michelle Schmiesing Back Row: Casey Bruns, Stephanie Ingle, Greg Roy, Lisa Naylor

Greg is our Commodity Manager and comes to us with many years of extensive industry experience, and has a great set of team members of Stephen, Deryl and Casey who extend Cardinal's merchandising through experiences with feed mills, exports, operations, trains and agronomics. Stephanie, Michelle and Lisa have all been with Cardinal since the plant started operations working in grain grading, testing and logistics to further support our great team.

a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.